Exhibit 99.1

News release via Canada NewsWire, Toronto 416-863-9350

    Attention Business Editors:
    Western Goldfields Signs Mandate Letter for up to $105 Million of
    Project Debt Financing with Investec Bank (UK) Limited

    <<
    -  Completion of the financing will enable the Company to move forward in its plans to develop the Mesquite Mine in California, with a target production date of April 2008
    -  Upon completion, funds will be used in part for recently-issued purchase orders for $60.9 million of fleet equipment expected to arrive in mid-2007
    >>

    TORONTO, Nov. 30 /CNW/ - Western Goldfields, Inc. (TSX: WGI, OTC BB:
WGDF.OB) today announced that it has signed a mandate letter with Investec
Bank (UK) Limited (Investec) to arrange and underwrite a $105 million project debt financing facility and that it has received an indicative term sheet associated with the mandate. All currency amounts are in U.S. dollars.
    The indicative term sheet is for a $105 million eight-year term loan facility. Interest would be charged at U.S. Libor plus 2.20% pre-completion and 1.75% post-completion. The indicative term sheet is subject to due diligence and signing a definitive agreement. Closing is anticipated to occur in the first quarter of 2007.
    "We have been considering a number of competitive financing proposals and we are pleased with the terms negotiated with Investec," said Brian Penny,
Chief Financial Officer. "Signing the mandate will allow us to continue to advance the development of our Mesquite Mine in California, and we expect the project debt facility to be in place prior to the arrival of the mining fleet scheduled for mid-2007. This will enable Western Goldfields to meet our goal of average annual production of 165,000 ounces of gold at total cash cost of approximately $335 per ounce commencing in April 2008," Mr. Penny added.
    Investec is an international specialist banking group that provides a diverse range of financial products and services to a niche client base. The banking group's shares are listed on the London and Johannesburg stock exchanges and the facilities will be arranged through the bank's Commodities and Resource Finance division in London.

    Western Goldfields, Inc.
    ------------------------

    Under a new, highly experienced, and dynamic management team, Western
Goldfields is a gold producer focused on completing the expansion of its
Mesquite Mine, located in Imperial County, California, and returning the mine to full production. Western Goldfields acquired the Mesquite property in 2003 from Newmont Mining Corporation. Newmont operated the mine until 2001 when it ceased operations, as the low gold prices at that time did not support expansion plans. However, Newmont continued the permitting process for expansion, and the permits were approved in 2002. Western Goldfields has continued producing gold from ore placed on heaps by the previous owners, and expects gold production in 2006 to be about 14,000 ounces.
    Western Goldfields, Inc. is listed on the Toronto Stock Exchange and trades under the symbol WGI and is quoted on the OTCBB under the symbol
WGDF.OB. For further details, please visit www.westerngoldfields.com.

    Forward-Looking Information
    ---------------------------

    Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities
Litigation Reform Act of 1995 and similar Canadian legislation. Such forward-looking statements are identified by words such as "intends",
"anticipates", "believes", "expects", and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, timing and costs to recommence commercial production, economic viability of the Mesquite Mine, financing options, including entering into a debt financing arrangement, and the terms and consequences thereof, potential contractual arrangements, receipt of working capital, anticipated revenues, exercise of outstanding warrants, and capital and operating expenditures. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, those set forth in the Company's Annual Report on Form 10-KSB for the year ended
December 31, 2005 filed with the U.S. Securities and Exchange Commission, under the caption, "Risk Factors". Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

    %SEDAR: 00021587E          %CIK: 0001208038

    /For further information: please visit www.westerngoldfields.com, or contact: Brian Penny, Chief Financial Officer, (416)-324-6002,
bpenny(at)westerngoldfields.com; Julie Taylor Pantziris, Director, Regulatory
Affairs and Investor Relations, (416) 324-6015, jtaylor(at)westerngoldfields.com;
Richard Wertheim, Investor and Media Relations, Wertheim + Company Inc.,
(416)-594-1600, wertheim(at)wertheim.ca/
    (WGDF WGI.)

CO:  Western Goldfields, Inc.

CNW 16:10e 30-NOV-06